                                                                       EXHIBIT 5




                                 August 5, 1998


First Mariner Bancorp
1801 South Clinton Street
Baltimore, MD 21202

               Re: First Mariner Bancorp 1998 Stock Option Plan - Registration Statement on Form S-8 for 302,500 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as special counsel for First Mariner Bancorp (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 302,500 shares of the Company's Common Stock, $.05 par value (the "Shares"), to be issued under the First Mariner Bancorp 1998 Stock Option Plan (the "Option Plan"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Option Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to First Mariner Bancorp's Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                 Very truly yours,


                                 /s/ Ober, Kaler, Grimes & Shriver

                                 OBER, KALER, GRIMES & SHRIVER